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                                  EXHIBIT 4.5

                            MINUTES OF A MEETING OF
                            THE BOARD OF DIRECTORS
                            OF EXCO RESOURCES, INC.
                              September 15, 1998


     A meeting of the Board of Directors of EXCO Resources, Inc. (The "Company") was held by telephonic conference on September 15, 1998 at 9:00 a.m. The directors in attendance were:

         Douglas H. Miller
         T. W. Eubank
         J. Douglas Ramsey
         Stephen F. Smith
         T. Boone Pickens
         Earl Ellis
         Jeffery Benjamin
         Jeff Moore

     Mr. Miller presided over the meeting. The purpose of the meeting was to consider and approve the following:

     1. The Company's director compensation plan, a copy of which is attached hereto as Exhibit "A";

     2. Amendment of the EXCO Resources, Inc. 1998 Stock Option Plan (the "Plan") as follows:

         (a) Amendment of Article 5 of the Plan to increase the maximum number of shares subject to the Plan from 1,000,000 to 1,500,000 shares;

         (b) Amendment of Article 10.1 of the Plan to provide that the Company may loan a Participant the money necessary to exercise a Stock Option issued pursuant to the Plan; and

     3. The recommendation of the compensation committee to issue stock options to the directors, officers and employees of the Company as indicated on Exhibit "B" hereto.

Following a discussion of the foregoing, the board unanimously adopted the following resolutions:

     RESOLVED, that the plan of compensation of the Directors of the Company which is attached hereto as Exhibit "A" is hereby ratified, adopted and confirmed;

     RESOLVED, that subject to shareholder approval at the next meeting of shareholders of the Company, the EXCO Resources, Inc. 1998 Stock Option Plan is hereby amended as follows:
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         (a)  Article 5 of the Plan is hereby amended to increase the maximum number of shares subject to the Plan from 1,000,000 to 1,500,000 shares; and

         (b) Article 10.1 of the Plan is hereby amended to provide that the Company may loan a Participant the money necessary to exercise a Stock Option issued pursuant to the Plan.

     RESOLVED, the Company is hereby authorized to issue stock options to the directors, officers and employees of the Company at an option price of $6.00 per share, in the amounts indicated on Exhibit "B" hereto and to loan such persons the money necessary to exercise such options as they vest.

     Each of the directors present at the meeting was polled regarding the method of payment of the compensation under the director's compensation plan and each elected to take all compensation under the plan in common stock of the Company.

     No further business coming before the board, the meeting was adjourned.


                           SECRETARY'S  CERTIFICATE

     The foregoing minutes accurately reflect the business conducted at the meeting of the Board of Directors of EXCO Resources, Inc. held on September 15, 1998.



                                       Richard E. Miller - Secretary